UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO] YOUR VOTE IS IMPORTANT PLEASE VOTE YOUR PROXY TODAY Dear PPG Shareholder: You recently received proxy materials relating to PPG's Annual Meeting of Shareholders, scheduled for April 18, 2019. According to our latest records, we have not yet received your vote for this meeting and we would like to remind you to vote your shares. Your vote is very important! At the annual meeting, our shareholders will be asked, among other things, to consider and vote on a proposal to provide for the annual election of directors as well as a proposal to replace the supermajority voting requirements in PPG's governing documents. After careful review and taking into consideration shareholder opinion, PPG's Board of Directors has determined that both of these proposals will enhance our corporate governance practices and the accountability of the Board. Since PPG's Articles of Incorporation and certain sections of PPG's Bylaws require the affirmative vote of at least 80% of the shares of PPG's outstanding common stock to approve these proposals, your vote is extremely important no matter how many shares you hold. PPG's Board of Directors recommends that shareholders vote “FOR” the amendment of PPG's Articles of Incorporation to provide for the annual election of directors and “FOR” the amendment of PPG's Articles of Incorporation and Bylaws to replace the supermajority voting requirements. If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Company, toll-free at (866) 340-7108. On behalf of the entire PPG Board of Directors, thank you for your continued investment and belief in PPG. Sincerely, Michael H. McGarry Chairman and Chief Executive Officer THREE WAYS TO VOTE ONLINE PHONE MAIL WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to- follow directions to help you complete the electronic voting instruction form. WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided. BR693506-0319-SHLTR